Exhibit 99

Operator
Ladies and gentlemen, thank you for your patience in holding. We now have your speakers in conference. Please be aware that each of your lines is in a listen-only mode. At the conclusion of today’s presentation we will open the floor for questions. At that time instructions will be given as to the procedure to follow if you would like a question.
It is now my pleasure to turn today’s conference over to Richard Cribbs. Sir, you may begin.
Richard Cribbs
All right. Thank you, Brandon. Good morning. Welcome to our fourth quarter conference call. Joining me on the call remotely this morning are David Parker and Joey Hogan.
This conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.

Please read our disclosures and filings with the SEC, including without limitation, the Risk Factors section in our most recent Form 10-K and Form 10-Q. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. As a reminder, a copy of our prepared comments and additional financial information is available on our website at ctgcompanies.com under the Investor Relations tab. Our prepared comments will be brief and then we will open up the call for questions.
In summary, the key highlights of the quarter were our asset-based division’s revenue, excluding fuel, decreased 7.3% to $147.7 million due to a 4.4% decrease in average tractors and a 3.2% decrease in average freight revenue per truck.
Versus the year ago period, average freight revenue per total mile was down $0.106 per mile or 5.5%, and our miles per truck were up 2.4%. Freight revenue per tractor at our Covenant Transport subsidiary experienced a decrease of 2.4% versus the prior year quarter. Our refrigerated subsidiary, SRT, experienced a decrease of 7.8% and our Star Transportation subsidiary experienced a decrease of 1.1%.
The asset-based division’s operating cost per mile net of surcharge revenue, were up approximately $0.026 per mile compared to the year ago period. This was mainly attributable to higher capital costs, operations and maintenance expense, casualty insurance expense and other fixed costs. These increases were partially offset by lower employee wages.
We recognized a loss on disposal of equipment of $0.7 million in the fourth quarter of 2016 versus a gain of $0.3 million in the fourth quarter of 2015. The asset-based operating ratio was 93.4% in the fourth quarter of 2016 compared with 87.2% in the fourth quarter of 2015.
Our Solutions logistics subsidiary decreased revenue by 18.9% versus the year ago quarter. Combined purchased transportation and other operating expenses increased as a percentage of revenue, resulting in operating ratio contraction to 90.4% from 87.7% in the year ago quarter, the result being a decrease of operating income contribution to $2.5 million in the current year quarter from $3.9 million in the prior year quarter.
Our minority investment in Transport Enterprise Leasing contributed $0.6 million to pre-tax earnings or $0.02 per share. Our effective income tax rate increased to 44.6% in the current period from 41.7% in the year ago period. The average age of our tractor fleet continues to be very young at 1.8 years as of the end of the quarter, up slightly from 1.7 years a year ago. As we’re extending the trade cycle of our tractors, we expect the average age of our tractor fleet to increase over the next three or four quarters.

While earnings per share declined significantly versus year ago, our operating cash flows increased to $19.6 million in the current period from $6.9 million in the year ago period as we improved on our average receivable days outstanding as compared to a year ago.
Since December 31, 2015, total indebtedness net of cash and including the present value of off balance sheet lease obligations has decreased by approximately $37.5 million to $226.7 million. At December 31, 2016, we have available borrowing capacity of $55.6 million under our revolving credit facility.
The main positives in the fourth quarter were: one, our tangible book value per basic share increased 16.1% to $12.95 from $11.15 a year ago. Two, a 4.3% sequential increase in revenue per truck at our SRT subsidiary, and three: a 7.7% decrease in DoT reportable accidents compared to the prior year quarter.
The main negatives in the quarter were: one, increased operating cost on a per mile basis, including unfavorable capital and casualty insurance cost; two, a 2.4% decrease in revenue per truck compared to the prior year quarter at our Covenant Transport Subsidiary; and three, SRT operating at a loss for the fourth consecutive quarter.
Our fleet experienced a decrease to 2,535 trucks by the end of December, a 46-truck decrease from our reported fleet size of 2,581 trucks at the end of September. Our fleet of team-driven trucks averaged 1,032 teams in the fourth quarter of 2016, a 3.6% increase from 996 average teams in the third quarter of 2016.
Our fourth quarter freight was softest in October and improved in the last two months of the quarter. Our year-over-year October miles per truck, was down 0.4%. Our year-over-year November miles per truck, was up 3.1%. And our year-over-year December miles per truck, was up 4.8%.
For 2017, we are forecasting sequential improvement throughout the year. In the first half of 2017 we do not expect to match the earnings per share levels we generated for first and second quarters of 2016. However, we believe the combination of an improving economy, growth of time-sensitive e-commerce freight, industry regulatory changes, retail and inventory declines, year-over-year net fuel expense savings from our improved fuel hedge position and operational progress at SRT should deliver earnings improvements to result in higher earnings for the second half and potentially the full-year of 2017.

The largest variable we foresee is the pace and magnitude of improvement at SRT which we believe could contribute up to $10 million of pre-tax income and improved results as compared with 2016.
The pace and the amount of change will depend in large part on our ability to enhance the freight network, which depends on internally reengineering lanes and a stronger refrigerated freight market. Our success in turning around SRT is expected to determine whether our earnings per share in 2017 exceed our results for 2016.
From a balance sheet perspective, with net capital expenditures scheduled to be below normal replacement cycle, along with positive operating cash flows, we expect to further reduce balance sheet and off balance sheet debt over the course of fiscal 2017.
Thank you for your time. And we will now open up the call for any questions.
Question-and-Answer Session
Operator
[Operator Instructions]. The first question will come from Jason Seidl with Cowen. Please go ahead.
Jason Seidl
Thank you. Operator, Richard and team. I want to talk a little bit about pricing. If you look at your local business and you exclude the changes with your one major e-commerce partner that happened in the quarter, and I think most of us on the call probably understand what happened. Where would you look, where would pricing be and also we’d love to get an update on sort of your early experiences here in mid-season for 2017?
David Parker
Richard, do you want to, I don’t know if you have an exact number that you had to take out the extraordinary December event last year compared to this year on what costing has done, I want to say it’s kind of flat. Do you have that in front of you right now?
Richard Cribbs
Yes, it is very close to flat amongst all other customers. Like you mentioned the trucks that we had last year were paying by the day, kind of on a standby basis. And that didn’t exist this year. The customer especially, used the trucks better, so more miles - we had more miles in those trucks that we had a lower rate per mile. And that was true especially for large e-commerce customer.

And basically on all other miles, it was very close to flat on a rate basis and miles were probably also very much close to flat.
David Parker
And Jason, probably the last six months of last year as we all know, rates basically became flat to some customers down a little bit but not a lot.  There is only just very - basically flat, in the mid-season, we are in the process and refrigerated side of it is a little bit ahead on the mid-season than the dry side.
The dry side usually picks up on that February March timeframe with April/May implementation as well as we all know that Wal-Mart most of their business this year is on the second year of a two-year deal. So they’re bid is not until next year as of May event, so that’s going to be out of the system for all the carriers on most of Wal-Mart’s business.
On the refrigerated side, they are in the midst of their bid season and this is typical large accounts that we have, that are in the process of doing the bids. And we’re just now getting ready to start in the next month hearing the results of those bids. But we feel pretty confident about them.
Jason Seidl
Okay. That’s great color. I guess, Richard, you mentioned obviously about your gain on sale being a loss in 4Q versus a little bit of a gain in 4Q of 2015. How should we look at it in 2017, are we still expecting losses in sales or is it sort of just kind of the hover around, maybe breakeven a little bit of a profit?
Richard Cribbs
Yes I would expect it to be kind of small losses probably each quarter as we go forward, the trailers are actually still holding up pretty well and so they offset some of the tractor losses. And then of course we made the large changes to storage values in the third quarter to our trucks which it’s definitely accelerated the depreciation and should get us closer to what we sell, sales proceeds on those throughout the rest of 2017. So, probably small losses each quarter next year versus, we only had one quarter where we had a gain and this year that was the second quarter.

Jason Seidl
That’s helpful.
Joey Hogan
Jason, this is Joey.
Jason Seidl
Hi Joey.
Joey Hogan
The point that I would add is that the market seems to be stabilizing. We’re not seeing continued reduction in what we’re selling equipment for, same truck same miles. So to me that’s encouraging. I won't say it’s moved up significantly but it’s not going down and actually our volume, the quantity side seems to be starting to improve.
So as you know you need volume before pricing. And so I’m not saying it’s going to improve big this year, it’s not what I’m saying, but we’re not seeing it go down anymore. So, that’s encouraging to us as we move into ‘17.
Jason Seidl
Okay, that’s great color. And I’ll just have one and I’ll turn it over, I don’t want to take up all the time. What are you guys thinking about driver pay this year, are we going to see an increase or is it going to have to wait for pricing to start improving a little bit?
Joey Hogan
I think Jason, this is Joey, I think you’re going to see, depending on each carrier’s product mix and what they’re trying to accomplish, I think it’s going to be a little it’s not going to be one fluid movement for the entire industry in my opinion. We’re very focused on growing our dedicated business and our team business right now.
And we have increased as planned let’s call it sometime in the second quarter, early third quarter. I’d like to see the bid season unfold I think we’re feeling a little bit better about pricing, David has already said that. Pricing this far in January is up little bit versus a year ago, so that’s encouraging as we come out of the peak season.
So, pricing is going to move, I mean, driver wages are going to move but I think kind of the blanket lease say across right now to me is a little early. I think, it depends on how fast if capacity starts to tighten, which we believe it will as we move throughout the year, and we’ll see how that plays out. There are other factors that are moving too.

If we get, if we start reopening, we make infrastructure changes that’s going to be a competitive industry, if the pipeline start getting real, that’s going to be a competitor industry so oil fields start opening up again, it’s going to be a competitive industry.
So, my gut says it’s going to increase but I think right now to say how much and how much velocity it’s going to have to it, it’s probably little early.
Jason Seidl
Okay. I appreciate that. I appreciate the time guys. Thank you.
David Parker
Thank you Jason.
Operator
[Operator Instructions]. The next question will come from Scott Schoenhaus with Stephens. Please go ahead.
Scott Schoenhaus
Good morning David, Joey and Richard. How are you guys?
David Parker
Very good. Thank you.
Richard Cribbs
Thanks Scott.
Scott Schoenhaus
Can you guys give some color around January freight trends you’re seeing. Some public carriers recently noted on our calls that they saw some softness or looser TL capacity that developed at the end of December into January so far? Are you seeing any of that?
David Parker
Scott, this is David. So far in the month of January I’m pretty decently pleased with January. I mean, there is no doubt January is not August, and it’s not October but there were some pockets that kind of come and go and let’s take the West Coast in the South East and predominantly in the first couple of months of the year, it can have a very deep slowdown. And really those slowdowns are happening in terms of days not in terms of a couple of weeks, where we might have some pretty large negative number in the South or on the West Coast but we’re clearing it up in a couple of days and that we may go four or five days and pretty good numbers in those areas.

And  followed by two or three, couple of bad days. But overall I’m not dissatisfied with what we’re seeing from a freight environment.
Scott Schoenhaus
That’s very encouraging, thanks Richard, sorry David. Can I ask another question regarding your, this $10 million pre-tax income you outlined for SRT on a year-over-year basis. First, do you think there is opportunity, it seemed like you’re making improvement sequentially. Is there an opportunity to approach breakeven in the first quarter of this year and then more importantly what is the cadence of that $10 million throughout the year, if you can get some color on that?
Richard Cribbs
Yes, Scott, and you’re asking about being breakeven at SRT in the first quarter?
Scott Schoenhaus
Correct, just specifically SRT.
Richard Cribbs
Yes, we probably still have a little more room to go to get there for SRT alone in the first quarter. The thing that takes the most time is getting the freight network re-optimized and that’s what has been a lot of work and lot of intention and we’re working on engineering, reengineering that. And it’s going well and we’re seeing improvements as noted by the additional utilization and revenue per truck that we had in the fourth quarter for SRT. But it still has a ways to go.
And so, we’re hoping that we could get back to a breakeven for SRT in the second quarter. And that’s still going to take some work. We’ll get some help on the cost side from the fuel that rolls forward down to down from a fuel hedge standpoint as well as capital thoughts, we’ve done a good job, they’ve done a great job of reducing the trailer count and taking out the unseeded tractors and getting a higher seated truck percentage over the last two or three months.

And so, it’s probably not until second quarter we can get to a breakeven number and we see our greater improvements through the back half of the year similar to the rest of the business.
Scott Schoenhaus
Thank you. Very helpful. I’ll hop off.
Operator
[Operator Instructions]. The next question will come from Scott Group with Wolfe Research. Please go ahead.
Scott Group
Hi thanks, good morning guys.
Richard Cribbs
Good morning.
Scott Group
Richard, you think you guys are going to be profitable in the first quarter?
Richard Cribbs
We didn’t give actual guidance for the quarter. I believe it’s going to be close. But I feel good about it right now, January, like I said has held up pretty well. And so I feel like we should be able to at least break-even.
Scott Group
Okay, that’s helpful. Joey, I just to follow-up to your point about pricing, I wasn’t sure if you were saying that revenue per mile or revenue per loaded mile is slightly positively in January or if you’re getting slightly positive increases coming in the bid season so far in January?
Joey Hogan
Yes Scott, that’s just compared to January. It’s just total mile, it’s up a little bit versus a year ago still January gets a little sloppy because you might have some peak overflow in the month of January. But so far pricing is holding. Throughout last year it was pretty choppy as it moves through. It’s way too early to say bid season is going to be a blank percent.

But I’m confident as we work through that I think all of the visions especially SRT services improved nicely. But I’m confident we’re going to be successful throughout this bid season.
Scott Group
Knight [ph] said yesterday kind of their expectations of low single-digit increases at a bid season that seemed like a fair place to be right now? Or do you think it could be better?
Richard Cribbs
The thing is its timing. I think the low single-digits is that, is our target, we won’t be pushing hard for that. We’re a little bit different than the market as a whole as far as what we have to offer with more specialized, more niche, in the dry van and solo market, OTR and the regional market place, we don’t play in that space and so we’re a little bit different.
I think but what we have to offer and what our services across our product group, I’m confident based on what we’re doing, the products that we’re offering, that our pricing is going to move nicely this year. I think but I think it’s way too early to say what that market could be.
Scott Group
Okay. And then just last question with the big e-commerce customer, so, are there questions about what they’re doing and maybe getting into brokerage. What’s your confidence level that a: you’re going to go grow volume with them this year and then b: you can at a minimum maintain pricing with them?
David Parker
Scott, this is David, I’m confident on both of those fronts.  I mean, to me I would just like than I think, that needs I mean, at the end of the day Wal-Mart runs whatever 70,000 trucks than any of our truck of ever carrying in United States to get all their freight handled. And the e-commerce folks are in the process of going through the exact same thing.
And they are just got unbelievable growth as we all know as we all read, it’s all true. And I was just up there couple of weeks ago myself and I don’t see a slowdown. I mean, I see, continuation of what’s been going on there for the last couple or three years.
And I think again, I think they need every airplane, every truck every trailer that they can find to feed what’s happening on the e-commerce side. So I’m not worried about that at all. I think it’s really the opposite of that is how big do you want to get or can you get because I’m here to tell you, service is absolutely phenomenal and I’m not talking about just us, I’m talking about all of the carriers, if you’re going to participate in the e-commerce world, service is unbelievable.

And I think if we give the best service in this industry in particular on the, just in time, when you measure about minutes, there is no doubt in my mind that we have very few competitors in that marketplace on that. But at the same time its like all 2,500 of my trucks can do that. So you reach a saturation point that can you or can you not provide the exact service that they want. But so far in the next couple of years I don’t see a problem with it.
Scott Group
Okay. Thank you guys. Appreciate it.
Operator
[Operator Instructions]. The next question will come from John Larkin with Stifel. Please go ahead.
John Larkin
Hi, good morning gentlemen, thanks for taking my questions. First in order to ask about was the logistics operations you have new leadership there in one Paul Newbourne who is a very talented guy. And I’m just wondering if the overall plan is to take logistics in a bigger broader direction going forward?
Joey Hogan
Yes, I think John, this is Joey. We’re excited about Paul being on the staff. We have reworked our strategic vision for that business unit. I think that because of the products that the group offers and where supply and demand is in our customer base five years ago, wasn’t as open to us allowing our third party providers to participate in their freight, ‘14 changed that, 2014 changed that.
And Solutions performed very nicely through that period of time. So we’re on the map in the expedited world. And so we’re being very strategic on where we can play but also being a meaningful provider to our carriers because everyone is hunting good carriers. And so, kind of change in the focus a little bit to embrace our logistics operations on the expedited side. But also Paul has historically been very focused on being a carrier friendly shipper and we want to instill that into our operation as well.

So, we got a small 3PL piece to business in our Solutions business right now, we’re very happy with that we have a wonderful customer that’s helping us through that. And we want to capitalize on that success combined with Paul’s background and so as we build out the management team, we’re going to be investing a little bit this year in our Solutions group, very focused on logistics from a standpoint of overflow from our asset side and being very strategic with our asset businesses inside as well as, build out, let’s call it a 3PL business.
And capitalize on some of the successes that we’ve had. So I won’t say growing core brokerage as much, we’re not going to go away with it. But I think we’ve seen the growth opportunities as far as profitable growth opportunities has been a good partner, with asset companies inside providing great service as well as starting to look for a very strategic 3PL opportunities we can leverage obviously our asset companies. So I’m excited. We have a big growth target that our Solutions team has signed up for 2017 and we’re excited about it.
John Larkin
Okay. On the SRT turnaround and the potential of $10 million of operating income this year out of that operation, mostly backend loaded I gather. Could you give us maybe the top three, four, five initiatives that are really going to drive that? What specifically are you doing to effectuate that kind of a change in operations?
Joey Hogan
Well, the top three, this is Joey again John, actually I’m at SRT this week as we speak. There are eight initiatives being identified that management team here is very focused on, all hands in, very collaborative with all of our companies inside of CTG. So, SRT itself is one of our top enterprise wide initiatives. And so they get high priority. So that’s kind of comes from the top down, if you will.
The top three of those eight that are important are improvement on miles, number one, continuing to drive our service higher, number two, and then improving our service for our drivers, getting them home on time, number three. There are five others, but those are the top three.
And really what accomplishes those is I think in the past we’ve run separate sales forces between dry and reefer. The last year that’s come together much more closely. And incentives are moving based on an enterprise-wide initiatives versus, dry or reefer and so we’re kind of unleashing more feet in the ground, if you will, to improve business opportunities across for SRT.

And I think that the groups are working very well together to move that. We’re accountable. There are initiatives each week. So we have very strong, strong targets from that. And I’m liking what we’re seeing so far. You can get freight, but if you can’t provide the service it doesn’t matter.
We have a completely new management team and operations side for SRT. The engagement there, the alignment there, everybody is focused on picking up and delivering the freight on time. The driver we brought in, I’ve got several things that we’re excited about, one is turnover dropped, about 30 percentage points since October, with miles improving slightly. So the drivers are called in, our service is improving so I’m confident as the bid-season unfolds and we bring the freight in and that the operations team and our driving force, we’ll deliver the freight.
As that happens, it will begin rolling down heel. And obviously as your density improves, your success getting drivers goes way up. So I think those three go all hand-in-hand together. We have a group of leaders inside Chattanooga that are assisting as well.
And I think its basic blocking and tackling and I’m excited about the new Billy Cartwright is our new business unit leader out here. I like how his team has come together, everybody, it’s exciting.
I said it yesterday and this morning I'm 1,000% confident that SRT and management team and CTG with it is going to move the needle meaningfully this year, meaningfully. And I’ve never have been as confident I am now and it’s going to move. The question is how big, how fast, but it’s moving. And that’s exciting me. Those are the big three John.
John Larkin
So there has been no change in the underlying temperature control truckload marketplace that makes it more difficult, it’s just a question of executing on these initiatives?
David Parker
Well, there are model questions in as well. We’re a little bit too late to start adapting the model from an OTR model to more focused model. We’ve been trying to grow regional presence in the last few years its small. And we like it. We’re going to be more aggressive with that. We have a dedicated product, it’s small, but it’s starting to grow nicely.
And we’ve been utilizing some of the tools frankly that we should have to engineer more freight on the OTR side to put more scheduled freight opportunities together, that’s been super charged. So, as we do that and obviously improve the services and the drivers will be happier.

So, we’ve been a little late to get some of the things moving. Our intermodal product out here probably grew too fast as Richard said, we’re trying to peel that back into more balanced approach and I think we’ve got the right goals in mind, the right tactics for there we just need, it’s moving, I'd like to move a little faster. But used equipment market isn’t conducive to that as you’d like.
But I think we know what we need to do. And I think the group is focused on that. So we got a good portfolio, it’s just rebalancing the portfolio, at the same time you’re out trying to turn around the business. So that’s a lot.
John Larkin
Thanks for that great detail, really appreciate it. And just maybe one last or more general question. It seems that almost everyone in the industry is anticipating this pivot point supply/demand tightness if you will around mid-year.
And I’m just not sure how well that sort of dovetails with the new peak which for truckload more broadly defined exing out that year-end surge that you see in the e-commerce world really is the second quarter, when you’re moving all that late spring, early summer merchandise into place.
And July and August haven’t been all that great. The last number of years and I’m just wondering in your mind if there was any possibility that if shippers make their way sort of through the second quarter without really giving up much in the way of price increases do they then buy themselves another six or nine months of rates kind of just moving along the bottom as it were?
David Parker
John, this is David, those are great questions, ones that we consider ourself. First of all on the, as we all believe on the capacity, it’s all probably, it’s related to the ELDs as well as it’s related to I think here about second half of this year, we’re seeing some GDP growth and going forward I think now whether there are things we can pay all of it, I don’t know. I mean, I think the economy is going to be getting stronger starting the second half of this year. And I think the next two or three years, it’s going to be some numbers that they may have not seen for the last multiple years on GDP growth.
And that itself is going to be tightening. But I think we’re seeing basically each and every quarter for the next four quarters that ELDs are starting to play, I mean, I think about our logistics and our customers and our Solutions company, we’re around 15% to 20% of the carriers that have got ELDs and we’re developing relationships and discussions with all of them about what you’re going to do with them.

That’s going to come the time that we as well as the industry come June/July that we’ll be drawing lines in the sand. This says if these trucks, if this company does not have ELDs about certain time, we will take them out of the network. And right now we’re working with them and forecast and when you’re going to do it and those kinds of things.
And so, we all know that that is going to be transpiring during the course of the year. I think a couple of things, I do believe that maybe what we have seen the last couple of years on increase of inventory levels I think that that is going to become more of a norm because of the just-in-time, because that things are going to delivered in 48 hours, in some cases 24 hours and 8 hours.
And it is going, in my mind, it’s going to take a little bit more inventory to be able to do that and I do think that that helps a July/August, one as you say we have not seen in years that we have it, I mean, we haven’t seen in October in multiple years the way it used to be. And I do think that it’s going to help the late second early third quarter, mid-third quarter assist us, I think another chang that it’s going on too and that is. And I don’t know what anybody does about it. I really don’t, and because as we look at our e-commerce and it’s not just about big guys up in Seattle but it’s about everybody else out there, we are dependent upon John Larkin and David Parker get on the computer, press the button saying I want to now, you've proven to me e-commerce that you can get it to me in 48 hours, there is no incentive for David Parker, not until late until December 20 or cyber week.
And the peak season is really becoming a [inaudible] week kind of deal where it’s down just all over you, in that course of time and you’re building a little bit but it’s very, very sketchy and we saw it in our fourth quarter numbers with October and then we said November got better and did it’s kind of last 10 days of November and then December exploded and then the tail-end of December.
And I don’t know where that goes. I think at the end of the day it’s got to be expanded somewhat whether they incentivize the e-commerce incentivize all of us to buy it because you will run a lot of trucks.
If we’re going into that e-commerce is going to be three or four days, people better go and buy 100 airplanes and they better go out and buy 10,000 subs for that one month. And I don’t know where that’s headed but I see that at the end of the day we have all those various reasons, ELDs, GDP, peak season, capacity is going to get tight like we have never seen it before. And we have been one out there for the last couple of years ever since we’ve been deeply involved in this SRT turnaround that did not go ELD compliant in 2012 we think that they are the poster child for it.

I mean, they were a company as we know that on a scale of 1 to 10, utilization was 8 that was their model. High utilization, rates were stick and they operated in the low 90s and I was happy. And when those ELDs went on, their utilization dropped 10%, 12%, 14% within one quarter. And I will tell you if that’s the company that’s trying to do things right and it’s trying to be safe and, well, that some that are just not. When they don’t care, when those things get flopped on its going to be a sight to behold during the next 12 months.
John Larkin
Yes, one follow-on yes, there is a lot of talk about this, so I guess, what we used to call tweener freight that’s maybe 650, 700, 750 miles long and a lot of the third parties and brokers will tell you that they’re many small carriers that will move them as loads in one day with a solo driver which obviously you can’t do legally. Is that going to create a new market for teams for the service sensitive element of that freight or do you? Did you see any of that already or is it too early to see that?
David Parker
Well, we are, we’re problably seeing a little bit of John but there is definitely discussions about that in particular as I look at the bids on the expedited side of it as we speak, the couple that we’ve received, we’ll receive a lot more in the month of February. But the couple that we’ve received they are 500 miles over teams.
And they used to sometimes they won’t even comment on that but you’re now seeing that it’s outlined. And so we do believe that there is going to be a lot more team freight in that over 500, definitely over 550 because I’m going to tell you if you got any, if you have 10% dead head, about 450 miles length of haul is the solo run as we speak. And anything over that we got any dead-head is really, but we can say that team versus solo.
So, that said, we also got a challenge of making sure that we sell it to our drivers, and drivers that days of running 1,000 miles a day is all getting you two to 2.5 trips a week that’s probably going to come to an end because you’re going to have to be running, we’re going to be running a bunch of 500 or 600 miles trips out there and making sure that we got loads sitting on the other end once they got there. So there is going to be a change in our network as well.

John Larkin
That’s really helpful. Thanks very much.
Operator
Thank you. Your next question will come from Nick Farwell with Arbor Group. Please go ahead.
Nick Farwell
I just have a couple of quick follow-on questions. Richard, when you were giving us guidance on the first quarter, I presume you’ve already factored in the weather disruptions in the South East and the West Coast. And obviously you have no inside in the balance of the quarter. But to what degree did weather have an impact and I realized January is a relatively modest freight month. But to what degree has weather had an impact so far?
Richard Cribbs
Yes, we didn’t see a whole lot in the first month so far, the first three or four weeks here I’ve been. Like we said earlier, we’re holding up pretty well. We’ve had a lot less dependence on broker freight in these first three or four weeks of January than we had last year about basically half or less than half of what we were depending on broker freight last year.
We’ve kept our trucks pretty well, the utilization has held up, so we really haven’t seen a lot of detriment from the weather that we’ve had thus far.
David Parker
And Nick, one good thing that I will say and we’re during our remote there but Richard is right, the numbers that we’re pretty satisfied with. But we’ll say one exception and that is that Donners Pass has been a nightmare. That has been a nightmare on Interstate 80 right there in the North West I-5 corridor of the Seattle has been a nightmare. So, the rest of the country has been in pretty good shape but we will have 100 trucks stuck that are trying to get across Donners Pass at any given time between there and I-5.
So, that’s what I’m saying, that we feel pretty decent about, I think where the business is and where it’s going because of I know that we’ve had some hundreds of trucks that have been stuck there but the numbers are still coming up pretty decent because of the rest of the United States has been okay.

Nick Farwell
So, I have two additional sort of conceptual questions. And the first one is there is, with the widening of the Panama Canal and you’ve commented on this before that’s changed traffic patterns from primarily from Asia. And to what degree you’ve seen that manifested now more freight perhaps and the type of freight being delivered to the East Coast and a couple of the new ports or atleast upgraded ports. And to what degree has that been impacting your traffic patterns?
David Parker
I can’t say that I’ve seen anything any different than I have seen in the last couple of years there is no doubt that when California went crazy with all their problems out there, striking every other month. The shippers made a determination, bid time that we’re going east whether it’s Houston, Savanna, Chesapeake or East Coast, New Jersey, Maryland that we saw a pretty dramatic probably with 40% of the business and they diverted it to other regions of the country.
And we since then have felt that, since that time over the last say year and year and half, I think they’ve taken that say 40% number, it’s was a high number, down to around 20%, so they’re never going to becoming dependent upon California as they were and would have been a lot of port business, Miami, Savanna area, Virginia, New Jersey than we’ve ever done ever.
And so we have seen that assist that, now that sale the big ships are still coming into LA and so they’ve not departed all of it. And the growth of it has been there and I think that’s taken up some of the slack. But let’s say that we get up to 3% or 4% GDP, I kind of, I anticipate of what we sense today is where it’s at, and that is 20% kind of numbers from shippers that are going to various other ports but LA will continue to be the big deal.
Nick Farwell
So, just simplistically David, if you transition part of that traffic that used to go long-haul LA to East Coast and you make it shorter haul but still the haul from Savanna or Miami or Houston, inland. Is that net-net basically in essence no real change to your P&L?

David Parker
Yes, I like the changes. It’s taken a lot of pressure. I mean, the East Coast is almost became considered an out-bound state. I mean, I consider outbound when it’s head haul lane for good rates. But our rates off the East Coast over the last couple of years, they’ve gone up 20%.
Nick Farwell
And then this is very conceptual, that’s obviously premature to talk about the implications to some degree about a border tax, however that if it's implemented. And obviously we got no insight in today. Yes, that may have a rather significant impact on the kind of freight and the transitioning of freight. Have you given any thought to that? Do you have any sort of notions what that means? My recollection is you’re not a major beneficiary of traffic in and out of Mexico. Please remind me if that’s not the case?
David Parker
No, that is the case. We actually, we’re actually this year putting some money into investing in Mexico and we’ve always played in it, and we still got a very conservative number. But our desire is to increase our in and out of Mexico in 2017 and we’re already doing it as we speak. But we’re a very little knat.
And so, we don’t anticipate, we think that we can grow to beyond offer service, there are very few carriers that provide team service in and out of Mexico or at least at the border, from the border standpoint in and out of Laredo. And we do think that we can provide a service that nobody else is currently providing. So we think that that is an opportunity for us.
But a year from now we’ll still be a, we may go from a knat to a fly but we still could be a small player there. So, we don’t think that what is happening is going to impact what we can or cannot do.
Nick Farwell
Thank you, I appreciate it David.
Operator
Thank you. The next question will come from Scott Group with Wolfe Research. [Operator Instructions]. Go ahead sir.

Scott Group
Great thanks for taking the follow-up. So, just two last ones. Richard, so this idea that you could grow earnings for full-year ‘17, do you think you need the full $10 million improvement in SRT to get there or is that, if you get the full $10 million you’ll do even better than upper get meaningfully up?
Richard Cribbs
Right. That’s a good question. And the $10 million is I think that’s a target for us. And I think we could still get there without getting that kind of level of improvement. That was the upside as we said, that was kind of the top of the range of what we thought we could get out of them. If we see some improvement then we should still be able to see some improvement over last year.
Scott Group
Okay. It makes sense. And then, just as I think about the fuel hedges, so you’ve got fuel costs going higher but the fuel hedges is helping. When you think about the net impact of those two, what is your kind of your year-over-year net fuel impact in 2017?
Richard Cribbs
Well, the fuel hedges themselves should be, we’re paying a fixed price on those so year-over-year the difference in what we’re paying in total dollars for those hedges which is about 25% of our fuel purchases is a savings of around $8 million.
And we have to see what the rest of the fuel pricing does throughout the year because it’s kind of, even though it’s gone up some, it’s kind of settling around that $50 to $52 a barrel number which of course relates to distill prices, there is still opportunity if the price goes up to $60 a barrel that the latest forecast I saw had, and you should see some additional year-over-year improvement on the fuel hedge line than just the pricing improvement.
Scott Group
But for now, so it’s an $8 million fuel hedge help and then offset by some underlying increase in fuel cost?
Richard Cribbs
Well, I think the increase in fuel cost we have the fuel surcharge in place so again you’re only talking about the difference between what you have on fuel surcharge recovery and the other increase in price. But it’s not a large change there.

Scott Group
Okay. Thank you.
Operator
[Operator Instructions].
Richard Cribbs
Well, that’s all the questions. Then we appreciate you being on the call. We’ll talk you next quarter. Thank you.
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